Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-264284) on Form S-8 and registration statement (No. 333-262726) on Form S-1 of our reports dated March 16, 2023, with respect to the consolidated financial statements of SES AI Corporation and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Boston, Massachusetts

March 16, 2023